United Bancshares, Inc.

A Family of Community Banks

100 South High Street

Columbus Grove, Ohio 45830

www.theubank.com                                                                                           419-659-2141

July 29, 2002

Dear Valued Shareholder:

We are pleased to inform the shareholders of United Bancshares Inc. that United’s Board of Directors has adopted a dividend reinvestment and direct stock purchase program. Enclosed is a copy of United Bancshares’ "Automatic Dividend Reinvestment and Stock Purchase Plan".

The Plan is a convenient way for you to have your quarterly cash dividends automatically reinvested in additional Common Shares of the Company. The Plan is also a convenient way to purchase additional Common Shares through voluntary cash contributions on a monthly basis (monthly cash contributions).

The Administrator will combine your dividends and monthly cash contributions with those of other participating shareholders (Participants) and will make bulk purchases of Common Shares of the Company periodically as needed to satisfy demand under the Plan. Any reduction in commission costs on each purchase will be passed on to all Participants.

The enclosed brochure answers a number of commonly asked questions about the reinvestment program and provides helpful explanations of its benefits.  The program is administered through our transfer agent, Fifth Third Bank.  To enroll in the plan, you must return the enclosed authorization card to Fifth Third Bank.  If you need any further information or have any questions, please call Fifth Third Bank’s Corporate Trust Services at 1-800-837-2755 or 513-579-5320.  Customer Service representatives are available between the hours of 8 A.M. and 5 P.M. Eastern Standard Time, Monday through Friday; automated information is available 24 hours a day, 7 days a week

We hope you will take time to consider this benefit that builds value in both your company and personal portfolio.  As always, we sincerely appreciate your commitment to United Bancshares.

Sincerely,

/s/ E. Eugene Lehman

E. Eugene Lehman

CEO

Enc.